Exhibit 10.9

The information contained in this exhibit is provided in compliance with Item 601(b)(10)(iii) of Regulation S-K, pursuant to which compensatory arrangements with any of our Named Executive Officers (as defined by Item 402(m)(2)) shall be deemed material and shall be filed as an exhibit to our Annual Report on Form 10-K.

Material Terms of Employment Arrangements
between
Walter R. Mayer
and
Battalion Oil Corporation

Walter R. Mayer’s employment arrangements with Battalion Oil Corporation (the “Company”) extend for successive one-year periods unless either party gives written notice that the automatic extension will not occur.  Mr. Mayer is entitled to an annual base salary of $275,000, subject to any increase the Compensation Committee of the Board of Directors of the Company may deem appropriate from time to time.

If the Company terminates Mr. Mayer’s employment for “cause” or if Mr. Mayer terminates his employment without “good reason,” then Mr. Mayer will not be entitled to a severance payment or any other termination benefits. However, the Company will pay Mr. Mayer any unpaid portion of his base salary and previously earned bonus along with the benefits accrued through the date of such termination. Upon a termination of Mr. Mayer’s employment by the Company without cause or by Mr. Mayer for good reason, he will be entitled to (i) any unpaid portion of his base salary and previously earned bonus along with the benefits accrued through the date of termination, and (ii) the pro-rated amount of his target bonus for the year in which the date of termination occurs or such greater amount as determined by the Compensation Committee. He will also be entitled to a lump sum severance payment equal to the base salary in effect.